Exhibit 10.8

September 1, 2006

Mr. John Floisand

LETTER OF OFFER

Dear John,

ENGAGEMENT AS DIRECTOR OF THE BOARD OF DIRECTORS (“BOARD”) MEMBER OF PUREDEPTH, INC. (DELAWARE)

This letter formally confirms the offer discussed with you to join as a Board Member of, of, PureDepth (“Position”).

Your appointment to the Position is effective from 1 September 2006 and will terminate on 1 September 2007 .

By signing this letter of offer you acknowledge, agree and accept that:

➢	You will be responsible for performing the duties outlined in Schedule 1;

➢	The other terms on which you have been engaged to fulfill the duties associated with the Position are set out in the body of this letter and in Schedule 2;

➢	You will receive an annual fee of US$20,000 as Board Director (“Annual Fee”) payable in semi-annual installments and the beginning of each semi annual period on invoice;

➢	In addition to the Annual Fee, you will receive fees for your attendances at meetings of the Board a rate of US$1,000 per meeting attended in person, or US$500 per meeting attended by telephone;

➢
You have been granted options to purchase 100,000,shares of common stock in PureDepth pursuant to PureDepth's 2006 Stock Incentive Plan ("Plan"). Such stock options may be exercised by you within a period of seven years from the effective date of your appointment to the Position, at a price per share as determined by the market value of the stock and otherwise on the terms and conditions of the Plan and any associated stock option agreement. These shares will vest over three years with a six month cliff and then will vest quarterly. Also you will be issued an additional 100,000 shares six months from the start date under the same terms and conditions.

➢	You will be reimbursed for agreed and reasonable out-of-pocket expenses for which you provide appropriate supporting documentation;

➢	You will be responsible absolutely for the payment of any taxes on your annual and associated fees; and

➢	Your appointment to the Position may be terminated by the Board without cause on 2 month’s notice in writing, or you may be dismissed for cause immediately.

Please return your acceptance of the terms of this letter of offer to Fred Angelopoulos, PureDepth’s U.S. offices by facsimile to 650-632-0818

Regards,

David Hancock
Chairman to the Board
PureDepth, Inc.

Accepted:

John Floisand

___________________________________________
Date:

SCHEDULE 1

POSITION DESCRIPTION

The Position requires you to perform the following duties for PureDepth at the direction of/in conjunction with both the Chairman and other Members of the Board:

•	Attend meetings of the Audit Committee .

•	Participate in both the appointment of the Chief Executive Officer of the Company and the undertaking of an annual performance review of the Chief Executive Officer by the Board.

•	Engage in the development, approval, and monitoring of the Company's strategy and the deliverables associated with the implementation of the strategy, holding Executive Management duly accountable.

•	Engage in the development, approval and monitoring of the Company's financial plan/model and the reporting against the same.

•	Require a structure which enables due compliance of the Company to all laws including SEC and Sarbanes - Oxley compliance.

•	Align director and employee remuneration and incentives with Company strategy and performance.

•	Recognize and manage risk through identification, monitoring and control.

•
Engage actively in the appointment of other Board Members to ensure a balance of skills, knowledge and experience with due encouragement of openness, challenge, independent thinking and decision making.

•	Ensure all shareholders and classes of shareholders are treated fairly according to their different rights and recognize and respect the legitimate interests of stake holders.

•	Ensure the quality and independence of the internal and external audit processes.

•	Monitor and control performance of the Company overall, through accurate and timely internal and external reporting.

•	Monitor and regularly evaluate Board and Management performance.

•	Encourage efficiency in Board and Company operations and in the Company's operating environment.

•	Assist Executive Management where required, especially in the areas of compliance, reporting, investor relations, Company funding and merger and acquisitions.

•
Ensure the completion and adoption of key Company Policies such as, Code of Ethics, Committee Charters, Confidentiality, Expenditure (and related policies) and Insider Trading and ensure a review of the same from time to time.

(together, the “Duties”)

SCHEDULE 2

ADDITIONAL TERMS OF ENGAGEMENT

1.	Good Faith Obligations

1.1	You covenant to carry out the Duties, conduct your activities and carry out all functions required to be performed by you:

a.	in good faith;

b.	in the best interests of PureDepth;

c.	in strict compliance with the terms of this letter of offer, including the Schedules thereto (the “Agreement”);

d.	to the highest standards applicable and to the best of your ability; and

e.	to maintain and enhance the business reputation of PureDepth.

1.2	You will, during the period of this Agreement:

a.
diligently and faithfully serve PureDepth and use your best endeavours to promote and protect the interests of PureDepth and any other subsidiary or related company (as that term is commonly understood);

b.	carry out the Duties in a manner consistent with achieving PureDepth’s objectives and milestones, as determined by the Board from time to time; and

c.	comply with all of PureDepth’s policies, rules and regulations in force from time to time.

2.	Termination for Cause

2.1	PureDepth may terminate this Agreement immediately for cause where the Board considers that you have:

a.	Performed poorly in carrying out the Duties or any one of them;

b.	Breached any of the good faith obligations specified in clause 1 above;

c.	Committed any misconduct of a serious nature; or

d.	Committed any other breach of trust and confidence.

3.	Expenses

3.1
During the term of this Agreement, you will be reimbursed for all reasonable and approved expenses and disbursements which are incurred in connection with the performance of the Duties. Expenses and disbursements are to be properly accounted for by you and detailed tax invoices or receipts are to be provided with the amount of the expenses or disbursements.

4.	Taxes

4.1	Reference to "tax” or “taxes" means and includes any taxes or duties payable anywhere in the world.

4.2
If, at any time, PureDepth considers, in its sole and absolute discretion, and whether as a matter of law or change of circumstances, it is obliged to deduct any taxes, then it is agreed that it will be entitled to do so and will notify you in writing as soon as practicably possible after making such deductions.

5.	Inventions

5.1
Any and all inventions, discoveries, developments and innovations in relation to PureDepth business concepts conceived by you during the term of this agreement relative to the Duties will be the absolute and exclusive property of PureDepth. By entering into this Agreement, you assign all your right, title, and interest in the same to PureDepth. Any and all inventions, discoveries, developments and innovations conceived, made or undertaken by you prior to the term of this Agreement and utilised by you in rendering Duties to PureDepth are, by your entry into this Agreement, licensed to PureDepth for use in its operations for an infinite duration. This license is non-exclusive, and may be assigned without your prior written approval by PureDepth to a wholly-owned subsidiary of PureDepth.

6.	Confidentiality

6.1
You acknowledge that, during the term of this Agreement, you will have access to, and become acquainted with, various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by PureDepth and/or used by PureDepth in connection with the operation of its business including, without limitation, business product processes, methods, customer lists, accounts and procedures ("Confidential Information"). You agree that you will not disclose any Confidential Information, directly or indirectly, or use any Confidential Information in any manner, either during the term of this Agreement or at any time after the termination of this Agreement (for whatever reason), except with the prior written consent of PureDepth or as required by the laws of any jurisdiction. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork, creative work, programming code, notebooks, and similar items relating to the business of PureDepth, whether prepared by you or otherwise coming into your possession, will also comprise Confidential Information and will accordingly be the absolute and exclusive property of PureDepth. You will not retain any copies of any Confidential Information without PureDepth’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by PureDepth, you will immediately deliver to PureDepth all such Confidential Information in your possession or under your control. You further agree that you will not disclose the terms of this Agreement to any person without the prior written consent of PureDepth and that, prior to any such disclosure, you will procure the written agreement of the relevant person or entity that they will maintain the confidentiality of this Agreement on the same terms.

7.	Conflicts Of Interest; Non-Competition

7.1
You represent and warrant, for the benefit of PureDepth, that you have the authority and capacity and are free to enter into this Agreement, and that this Agreement does not violate the terms of any agreement between you and any third party. Further, in rendering the Duties, you will not utilise any invention, discovery, development, improvement, innovation, or trade secret in which you do not have a proprietary interest.

7.2
You will not at any time during the term of this Agreement or for a period of 6 months after termination or expiration of this Agreement be directly or indirectly interested, engaged or concerned in, or assist financially or provide management duties to, any business the same as or similar to PureDepth (ie. operating in the multi-level display screen business), whether on your own account or as a consultant to or a partner, agent, trustee, employee, shareholder, member or director of any other person, or as beneficiary under a trust, or in any other way whatsoever.

7.3
For a period of 6 months following termination of this Agreement, you will not, directly or indirectly hire, solicit, or encourage to leave PureDepth’s employment, any employee, consultant, or contractor of PureDepth or hire any such former employee, consultant, or contractor of PureDepth.

8.	Right to Injunction

8.1
You acknowledge that the Duties to be rendered by you and the rights and privileges granted to PureDepth under this Agreement are of a special, unique, unusual, and extraordinary character, the loss of which cannot be reasonably or adequately compensated by damages in any action at law. You further acknowledge that breach by you of any of the provisions of this Agreement will cause PureDepth irreparable injury and damage. You expressly agree that PureDepth will be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by you. Resort to such equitable relief, however, will not be construed to be a waiver of any other rights or remedies that PureDepth may have for damages or otherwise. The various rights and remedies of PureDepth under this Agreement or otherwise will be construed to be cumulative, and no one of them will be exclusive of any other or of any right or remedy allowed by law.